EXHIBIT 99.1

ADVAXIS APPOINTS DANIEL J. O’CONNOR PRESIDENT AND CEO AND
ELECTS DR. JAMES PATTON NON-EXECUTIVE CHAIRMAN OF THE BOARD

AUGUST 20, 2013 –PRINCETON, N.J. — Advaxis, Inc. (OTCQB: ADXS) (“Advaxis” or the “Company”), a leader in developing the next generation of immunotherapies for cancer and infectious diseases, announced the appointment of Daniel J. O’Connor, formerly Executive Vice President, to the position of President and Chief Executive Officer. Mr. O’Connor has also joined the Board of Directors. Dr. James Patton, currently the Chairman of the Audit Committee, has been elected Non-Executive Chairman of the Board. Thomas A. Moore, formerly Chairman and Chief Executive Officer of Advaxis, will continue to serve on the Board of Directors and as a consultant to the Company.

Mr. O’Connor has fifteen years of executive experience in the biopharmaceutical industry with ImClone Systems, formerly (NASDAQ: IMCL), PharmaNet (now inVentiv Health Clinical), and Bracco Diagnostics. As ImClone’s Senior Vice President, he played a key role in resolving numerous issues facing ImClone and closed several important deals leading to its sale to Eli Lilly (NYSE: LLY) in 2008.

Dr. Patton is a founding member of the Advaxis Board of Directors, an internist, and the Vice President of Millennium Oncology Management, Inc., which provides management services in oncology. Dr. Patton is also an Independent Trustee for the DundeeWealth U.S. mutual fund family and a founder and chairman of VAL Health, LLC, a healthcare consulting company.

Dr. Patton stated, “We sincerely thank Tom Moore for his tireless efforts leading Advaxis for the last 6+ years. Importantly, the ADXS-HPV proprietary technology platform has achieved proof of concept and Tom has assembled an experienced management team to continue to advance the clinical pipeline. Over the past six months, the Advaxis team has accelerated its licensing negotiations, achieved several clinical milestones including the recent designation of orphan drug status for ADXS-HPV in anal cancer, and has worked to improve its balance sheet; all of which have been fundamental advancements of the Company’s business. However, we know there still is a lot to accomplish to take Advaxis to the next platform and we remain focused on the goal of unlocking significant stockholder value.”

“The Company is now entering a transformational phase, and Dan’s appointment as CEO is the outcome of Tom and the Board’s succession planning initiatives over the past year in preparation for this important time. Dan has brought tremendous energy to Advaxis since joining in January, and we believe his industry experience and professional track record are perfectly aligned with the Company’s strategic priorities,” concluded Dr. Patton.

Mr. O’Connor stated, “I am very pleased to be appointed to lead Advaxis at this pivotal point in its drug development and commercialization efforts, and I am prepared for this challenge. The Company’s innovative science and IP hold great promise for addressing many important areas of unmet medical needs. We have an excellent team in place, and together we will be focused on continuing to fundamentally transform the Company on multiple fronts, including the preparation for our registration studies with ADXS-HPV and continuing to strengthen our balance sheet. I would like to thank the Board of Directors and Tom for their vote of confidence in me, the Advaxis team for their commitment to the success of the Company, and our stockholders for their continued support over the past several months and in the years ahead.”

Thomas A. Moore added, “I am grateful for having had the opportunity to lead Advaxis and wholeheartedly believe this is the right time for Dan to transition to CEO of the Company. I will work in every way to support Dan, the Board, and the team in their expected coming accomplishments and am pleased to work with the Company as a consultant during this time. I will continue to be a significant stockholder and Director of Advaxis, and will support the Company as needed in the future.”

About Advaxis, Inc.

Advaxis is a clinical-stage biotechnology company developing the next generation of immunotherapies for cancer and infectious diseases. Advaxis immunotherapies are based on a novel platform technology using live, attenuated bacteria that are bio-engineered to secrete an antigen/adjuvant fusion protein(s) that is designed to redirect the powerful immune response all human beings have to the bacterium to the cancer itself.

ADXS-HPV is currently being evaluated in four clinical trials for human papillomavirus (HPV)-associated cancers: recurrent/refractory cervical cancer (India), locally advanced cervical cancer (GOG/NCI U.S. study, Clinical Trials.gov Identifier NCT01266460), head & neck cancer (CRUK study, Clinical Trials.gov Identifier NCT01598792), and anal cancer (BrUOG study, Clinical Trials.gov Identifier NCT01671488). Advaxis has over 15 distinct immunotherapies in various stages of development, developed directly by Advaxis and through strategic collaborations with recognized centers of excellence such as: the National Cancer Institute, Cancer Research – UK, the Wistar Institute, the University of Pennsylvania, the University of British Columbia, the Karolinska Institutet, and others.

For more information please visit: www.advaxis.com

Forward-Looking Statements

This news release contains forward-looking statements, including, but not limited to: statements as to the advancement of the clinical pipeline, achieving significant stockholder value, the promise of the Company’s science and IP to address unmet medical needs, fundamentally transforming the Company, including preparing for registration studies and strengthening the Company’s balance sheet. These forward-looking statements are subject to a number of risks, including the risk factors set forth from time to time in Advaxis' SEC filings, including but not limited to its report on Form 10-K for the fiscal year ended October 31, 2012, which is available at www.sec.gov. The Company undertakes no obligation to publicly release the result of any revision to these forward-looking statements, which may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. You are cautioned not to place undue reliance on any forward-looking statements.

Contact Information:

Diana Moore

Director, Investor Relations & Business Development

Advaxis, Inc.

dmoore@advaxis.com

609.452.9814

Jenene Thomas

Investor Relations and Corporate Communications Advisor

Jenene Thomas Communications, LLC

thomasjenene@gmail.com

908.938.1475

SOURCE: Advaxis, Inc.

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